Exhibit 10.10

*** Indicates omitted material that is the subject of a confidential treatment request filed separately with the Commission.

SUPPLY AGREEMENT

This Supply Agreement (“Supply Agreement”) is effective as of December 1, 2003 and is between CARALOE, INC., a Texas corporation (“CARALOE”) with its principal place of business located at 2001 Walnut Hill Lane, Irving Texas 75038, MANNATECH, INC. a Texas corporation (“MANNATECH”) with its principal place of business located at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019 and its MANUFACTURER, NATURAL ALTERNATIVES INTERNATIONAL, INC., Delaware corporation (the “MANUFACTURER”) with its principal place of business located at 1185 Linda Vista Drive, San Marcos, California. CARALOE, MANNATECH and its MANUFACTURER are hereinafter referred to as “Parties”.

WITNESSETH:

WHEREAS, CARALOE desires to sell to MANNATECH and MANNATECH desires to purchase from CARALOE, a bulk aloe vera mucilaginous polysaccharide (hereinafter referred to under the product name of “Manapol® powder”) in quantities, at the price and upon the terms and conditions set forth herein; and

WHEREAS, contemporaneously with the execution of this Agreement, CARALOE and MANNATECH are entering into a Trademark License Agreement of even date herewith (the “License Agreement”) pursuant to which, among other things, CARALOE is granting to MANNATECH a license to use the product name Manapol® in connection with the labeling, advertising and sale of products manufactured by or for MANNATECH that contain Manapol® powder; as one of the ingredients in products manufactured by or for MANNATECH also containing other ingredients and substances (the “Manufactured Products”); and

WHEREAS, MANNATECH and its MANUFACTURER are parties to that certain Manufacturing Agreement dated April 22, 1998 (the “Manufacturing Agreement”), pursuant to which the MANUFACTURER has agreed to manufacture, produce and bulk package for MANNATECH the nutritional products described in the Manufacturing Agreement; and

WHEREAS, the Parties desire to memorialize in this Agreement the arrangement among the Parties pursuant to which its MANUFACTURER shall purchase Manapol® powder directly from CARALOE at the prices set forth herein for the exclusive purpose of manufacturing the Manufactured Products for MANNATECH;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the Parties hereto agree as follows:

1.	Term. The term of this Supply Agreement shall be for a period of twelve (12) months from December 1, 2003 to November 30, 2004 (the “Term”) unless further extended or sooner terminated as provided herein (such term, as extended herein called, the “Term”). The Term (including each one-year extension of the Term) shall be extended automatically for an additional one (1) year period, provided that, at least thirty (30) days prior to the end of the Term, MANNATECH and CARALOE mutually agree in writing on the quantity and price of Manapol® powder to be sold by CARALOE and purchased by MANNATECH hereunder during such additional one-year period. At least sixty (60) days prior to the end of the Term, CARALOE and MANNATECH shall commence good faith negotiations to determine and agree upon such quantity and price for such additional one-year period. If MANNATECH and CARALOE are unable to so agree on such quantity and price, this Supply Agreement shall terminate effective at the end of the then-current Term. Nothing contained in this Paragraph 1 shall be deemed to (i.) obligate MANNATECH and CARALOE to agree upon such quantity and price, (ii.) obligate a party to negotiate with the other party regarding such quantity and price is such other part is then in breach of or in default under this Supply Agreement or the License Agreement or (iii) limit the rights of MANNATECH and CARALOE under Paragraph 14 hereof. This Supply Agreement shall terminate automatically upon the expiration or termination of the License Agreement.

2.	Sale and Purchase.

2.1	Subject to the terms and conditions of this Supply Agreement, CARALOE shall sell to MANNATECH and MANNATECH shall purchase from CARALOE, not less than 250 kilograms of Manapol® per month during the Term. CARALOE agrees that MANNATECH may increase or decrease its monthly orders, incrementally, in amounts not to exceed 200 Kg difference from the prior month’s order, subject to ninety (90) days prior written notice to CARALOE. In the event that MANNATECH reasonably anticipates that it shall require more than 200 Kg more Manapol® than its prior monthly order, CARALOE will exert its best reasonable effort to deliver but will guarantee delivery if MANNATECH gives CARALOE at least 180 days prior written notice thereof.

2.2	MANNATECH and its MANUFACTURER agree that all Manapol® powder purchased by it hereunder shall be used only as an additive in human or animal health food products (in capsule, powder tablet or liquid form) manufactured by or for MANNATECH that are intended for sale to the ultimate consumer in the United States or any other of MANNATECH’S countries of operation in which it conducts business and subject to compliance with MANNATECH’S obligations under the License Agreement, including without limitation MANNATECH’S obligations under Article III thereof.

2.3	Beginning on the date hereof, unless otherwise specified by MANNATECH, and its MANUFACTURER agrees to purchase directly from CARALOE all quantities of Manapol® powder that it requires to manufacture Manufactured Products for MANNATECH under the terms of the Manufacturing Agreement. CARALOE agrees that all purchases by its MANUFACTURER pursuant to this Supply Agreement shall be credited on a monthly basis against any minimum purchase requirements by MANNATECH as set forth in this Supply Agreement.

2.4	All sales of Manapol® powder, whether to MANNATECH or its MANUFACTURER, shall be subject to payment terms of 1%—10 days, net 30 days. The cash discount of 1% is allowed on invoices paid within 10 days of date of invoice. Where cash discount for prompt payment is not taken, the net total amount of invoice is due 30 days from date of invoice.

3.	Forecast. For each calendar year during the Term, MANNATECH shall provide CARALOE and its MANUFACTURER (a) on a quarterly basis commencing on the date hereof, a binding forecast of the minimum and maximum aggregate quantities of Manapol® powder to be ordered during such period by either its MANUFACTURER or MANNATECH, and (b) a good faith forecast (which shall be binding on MANNATECH) of the minimum and maximum aggregate quantities of Manapol® powder to be ordered during such year by either MANNATECH or its MANUFACTURER (the “Forecast”). The annual Forecast shall be provided to CARALOE by October 15th of each year during the Term. MANNATECH shall be permitted to adjust the forecast by the fifteenth (15th) day following the end of each of the first three (3) calendar quarters during each year of the Term.

4.	Purchase Data and Inventory Report. Within five (5) days following the end of each month during the Term, (a) its MANUFACTURER shall provide to MANNATECH a report reflecting its collective purchases of Manapol® powder during the month then ended, together with its inventory level of Manapol® power as of the end of such month, and (b) CARALOE shall provide to MANNATECH a report reflecting its and its MANUFACTURER purchases of Manapol® powder during the month then ended.

5.	Quarterly Purchase Report. Within five (5) days following the receipt of the reports from each of its MANUFACTURER and CARALOE pursuant to Section 4 above for each month of the calendar quarter then ending, MANNATECH shall provide to CARALOE a report with respect to the previous quarter reflecting the collective purchases of Manapol® powder during such quarter, together with a comparison of such purchases against purchase requirements set forth in this Supply Agreement and the Forecast.

6.	Pricing.

6.1	The price per kilogram payable by its MANUFACTURER to CARALOE for Manapol® powder shall be dependent on the total quantity of Manapol® powder purchased collectively by MANNATECH and its MANUFACTURER during a calendar month and shall be as set forth under the terms of this Supply Agreement.

QUANTITY PURCHASED PRICING/KG

***(This pricing structure has been omitted pursuant to a request for confidential treatment and the material has been filed with the Commission separately.)

Its MANUFACTURER shall receive a rebate of *** per kilogram, paid quarterly, on each kilogram of Manapol® powder in excess of 800 kg purchased during a calendar month.

MANNATECH and/or its MANUFACTURER, as appropriate, shall bear all freight, insurance and similar costs, and all sales taxes, with respect to such purchases. The purchase price of Manapol® powder, together with all related freight, insurance and similar costs, and sales taxes, shall be paid by MANNATECH and/or its MANUFACTURER, as appropriate to CARALOE within thirty (30) days after the date of invoice.

7.	Orders; Deliveries. MANNATECH or its MANUFACTURER shall each instruct CARALOE from time to time during the Term, by placing a purchase order with CARALOE reasonably in advance of the date it desires Manapol® powder to be delivered to it hereunder, as to (a) the quantities of Manapol® powder to be delivered (b) the specific date of delivery, (c) the specific location of delivery and (d) the particular carrier or particular type of carrier for such delivery. In no event shall CARALOE be required to deliver to MANNATECH and/or its MANUFACTURER in any three-month period a quantity of Manapol® powder in excess of 125% of the maximum delivery requirement for such period set forth in the binding Forecast for such period accepted by CARALOE. The quantities of Manapol® powder ordered pursuant to this Supply Agreement from time to time shall be spaced in a reasonable manner, and MANNATECH or its MANUFACTURER shall each order such quantities in accordance with the Forecast. Deliveries of Manapol® powder shall be made by CARALOE under normal trade conditions in the usual and customary manner being utilized by CARALOE at the time and locations of the particular delivery. The Manapol® powder delivered hereunder shall be packaged in five (5) kilogram containers. All deliveries of Manapol® powder hereunder shall be made by CARALOE F.O.B. at the facilities of CARALOE or its affiliates located in Irving, Texas.

8. Exclusivity.

8.1	MANNATECH’S MANUFACTURER agrees that any purchases of Manapol® powder from CARALOE pursuant to the terms of this Supply Agreement shall be used exclusively in connection with the production of products for MANNATECH pursuant to the terms of the Manufacturing Agreement. Without limitation, its MANUFACTURER agrees that it shall not sell Manapol® powder purchased pursuant to the terms of this Supply Agreement in bulk or otherwise, or use any purchases of Manapol® powder purchased pursuant to the terms of this Supply Agreement in connection with the production of products on behalf of any other party other than MANNATECH.

8.2	CARALOE and MANNATECH agree that the Supply and License Agreements shall be exclusive to the extent that CARALOE may not sell or distribute Manapol® in bulk or wholesale form for sale or otherwise, to anyone whom MANNATECH has by written notice to CARALOE identified as (and who is), an Independent Associate of MANNATECH (“Associate”), or whom CARALOE knows or should have known to be an Associate of Mannatech. For the purposes of this Agreement, an Associate is an individual or business entity which has been assigned a MANNATECH account number, is bound by MANNATECH’S Associate Agreement and the terms and conditions related thereto, and which has placed at least one order for MANNATECH products during the prior twelve (12) month period. For purposes of this paragraph 8.2, the words “bulk or wholesale” shall refer only to a sale of one (1) kilogram or more of Manapol® raw material.

8.3	CARALOE agrees to discontinue making bulk or wholesale sales or distributions of Manapol® raw material to any Associate within thirty (30) days after receipt of written notice from MANNATECH identifying such Associate.

9.	Quality. CARALOE warrants to MANNATECH and its MANUFACTURER that all Manapol® powder sold by CARALOE pursuant to this Supply Agreement will conform to the quality specifications set forth in Exhibit A to this Supply Agreement. EXCEPT AS PROVIDED IN THIS PARAGRAPH 9, THERE ARE NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS, AND FITNESS FOR A PARTICULAR PURPOSE, MADE WITH RESPECT TO THE MANAPOL® POWDER TO BE SOLD HEREUNDER, AND NONE SHALL BE IMPLIED BY LAW. THE FOREGOING NOTWITHSTANDING, CARALOE DOES REPRESENT THAT THE MANAPOL® POWDER DOES MEET THE SPECIFICATIONS OUTLINED ON EXHIBIT A AND THAT IT IS A FOOD SUPPLEMENT UNDER THE FOOD & DRUG ADMINISTRATION’S RULES AND REGULATIONS.

10.	Insurance. CAROLOE shall maintain comprehensive insurance coverage during the term of the Supply Agreement, and any extensions thereof, with not less than the same coverage, endorsements, limits and notice of cancellation as shown in the insurance certificate. CARALOE shall, within thirty (30) days after this Supply Agreement is executed by all Parties, provide MANNATECH and its MANUFACTURER with a copy of its insurance certificate naming MANNATECH and its MANUFACTURER as an additional insured and listing the coverage, endorsements, limits, and notice of cancellation provisions. CARALOE will not cancel or materially alter such policy without providing at least thirty (30) days prior written notice to all named insured. Failure by CARALOE to maintain insurance coverage according to this article 10 shall constitute a material breach of this Supply Agreement. It is understood and agreed that the furnishing of such insurance certificate will not relieve CARALOE of its other respective obligations under this Supply Agreement.

11. Confidential Information.

11.1	CARALOE recognizes and acknowledges that MANNATECH’S trade name(s), trademarks, copyrights, patents, marketing plans, identity of and related information regarding its Associates, product formulations and other proprietary product information and any information relating to the management/operations of MANNATECH are valuable assets belonging to MANNATECH and as such are the sole property and may constitute trade secrets of MANNATECH. Prior to and during the performance of the Supply and License Agreements, CARALOE may have or had access to certain confidential information pertaining to MANNATECH. CARALOE specifically agrees CARALOE will not at any time, during or after the performance of the Supply and License Agreements, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm or corporation, any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of MANNATECH (hereinafter referred to as “MANNATECH Confidential Information”). MANNATECH Confidential Information includes but is not limited to: MANNATECH genealogies (being the information held by MANNATECH or by any current or former Associate of MANNATECH related to its Associates including without limitation its relationship with each of its Associates, the Associate’s name, upline and downline, charts, data reports, proprietary product information which may from time-to-time be made known to CARALOE, the names or practices of any of MANNATECH’S customers or Associates; MANNATECH’S marketing methods and related data; the names of MANNATECH’S vendors or suppliers; costs of materials; costs of its products generally, the prices MANNATECH obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in MANNATECH’s business; compensation paid to its Associates, details of training methods, new products or new uses for old products, merchandising or sales techniques, contracts and licenses, business systems, computer programs, or any other confidential information of, about, or concerning the business of MANNATECH; its manner of operation or other confidential data of any kind, nature or description.

11.2	CARALOE agrees to use the MANNATECH Confidential Information only for MANNATECH business and shall return copies of any written MANNATECH Confidential Information in CARALOE’S possession to MANNATECH forthwith upon written demand and upon termination of the Supply and License Agreements for whatever reason.

11.3	Notwithstanding anything to the contrary contained in this Supply Agreement or the License Agreement,

11.3.1	CARALOE shall have no obligation to maintain in confidence or return to MANNATECH any information (i) that was known to CARALOE prior to its disclosure to CARALOE by MANNATECH or any of its current or former Associates and that did not become known to CARALOE through disclosure by a person who was then known actually by CARALOE to have obtained such information or made such disclosure in violation of any obligation to MANNATECH, (ii) that is now in or hereafter enters the public domain other than due to a breach by CARALOE of this paragraph 11, (iii) that is disclosed to CARALOE by a third party who is not actually known by CARALOE to have obtained or disclosed such information in violation of any obligation to MANNATECH, or (iv) that is independently developed by CARALOE without the aid, application or use of any MANNATECH Confidential information disclosed to CARALOE; and

11.3.2	CARALOE may make any disclosure of MANNATECH Confidential Information (i) that it is necessary or appropriate to make in order to carry out its obligations under any written agreement with MANNATECH, (ii) that it is required or permitted to make pursuant to any written consent of or written agreement with MANNATECH or (iii) that it is required by law to make.

11.4	Each of MANNATECH and its MANUFACTURER recognize and acknowledge that CARALOE’S trade name(s), trademarks, copyrights, patents, marketing plans, product formulations, know-how, compounds, products, processes, designs, production methods and techniques and other proprietary product information and any information relating to the management/operations of CARALOE are valuable assets and confidential information belonging to CARALOE and as such are the sole property of CARALOE and may constitute trade secrets of CARALOE. Prior to and during the performance of the Supply and License Agreements, each of MANNATECH and its MANUFACTURER may have or had access to certain confidential information pertaining to CARALOE. Each of MANNATECH and its MANUFACTURER specifically agrees it will not at any time, during or after the performance of the Supply and License Agreements, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm or corporation, any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of CARALOE (hereinafter referred to as “CARALOE Confidential Information”). CARALOE Confidential Information includes but is not limited to: the names or practices of any of CARALOE’S customers; CARALOE’S marketing methods and related data; the names of CARALOE’S vendors or suppliers; costs of materials; costs of its products generally, the prices CARALOE obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in CARALOE’S business; compensation paid to its Associates, details of training methods, new products or new uses for old products, merchandising or sales techniques, contracts and licenses, business systems, computer programs, or any other confidential information of, about, or concerning the business of CARALOE; its manner of operation or other confidential data of any kind, nature or description.

11.5	Each of MANNATECH and its MANUFACTURER agree to use the CARALOE Confidential Information only for CARALOE business and shall return copies of any written CARALOE Confidential Information in its possession to CARALOE forthwith upon written demand and upon termination of this Agreement for whatever reason.

11.6	Notwithstanding anything to the contrary contained in this Agreement,

11.6.1	MANNATECH shall have no obligation to maintain in confidence or return to CARALOE any information (i) that was known to MANNATECH prior to its disclosure to MANNATECH by CARALOE that did not become known to MANNATECH through disclosure by a person who was then known actually by MANNATECH to have obtained such information or made such disclosure in violation of any obligation to CARALOE, (ii) that is now in or hereafter enters the public domain other than due to a breach by MANNATECH of this paragraph 11, (iii) that is disclosed to MANNATECH by a third party who is not actually known by MANNATECH to have obtained or disclosed such information in violation of any obligation to CARALOE, or (iv) that is independently developed by MANNATECH without the aid, application or use of any CARALOE Confidential information disclosed to MANNATECH; and

11.6.2	MANNATECH may make any disclosure of CARALOE Confidential Information (i) that it is necessary or appropriate to make in order to carry out its obligations under any written agreement with CARALOE, (ii) that it is required or permitted to make pursuant to any written consent of or written agreement with CARALOE or (iii) that it is required by law to make.

12.	Remedies.

12.1	CARALOE acknowledges that MANNATECH has devoted considerable time and resources in connection with the development of its sales force and products and establishment of goodwill associated with the same. CARALOE acknowledges that a breach by CARALOE of paragraphs 8.2 or 11 would cause MANNATECH to suffer irreparable harm, for which damages would be difficult to assess and further agrees that MANNATECH shall be entitled to injunctive relief in addition to any other right or remedy MANNATECH may have, including without limitation, the recovery of damages for the breach of this or any other surviving provision(s) in the Supply Agreement and License Agreement.

12.2	Each of MANNATECH and its MANUFACTURER acknowledge that CARALOE has devoted considerable time and resources in connection with the development of its products, production procedures and methods, trade secrets and intellectual property. Each of MANNATECH and its MANUFACTURER acknowledge that a breach by it of paragraphs 2.2, 8.1 or 11 would cause CARALOE to suffer irreparable harm, for which damages would be difficult to assess and further agree that CARALOE shall be entitled to injunctive relief in addition to any other right or remedy CARALOE may have, including without limitation, the recovery of damages for the breach of this or any other surviving provision(s) in the Supply Agreement or License Agreement.

12.3	Without limitation, MANNATECH shall be entitled to all remedies available to it under this Supply Agreement with respect to purchases of Manapol® powder by its MANUFACTURER pursuant to this Supply Agreement as though MANNATECH had made such purchase directly; provided, that such rights and remedies shall not be duplicative of any rights and remedies held by its MANUFACTURER hereunder, it being understood and agreed that CARALOE shall not be required to compensate both its MANUFACTURER and MANNATECH for the same breach, incident or claim. CARALOE shall be entitled to all rights and remedies available to it under this Supply Agreement with respect to the sales of Manapol® powder to either MANNATECH or its MANUFACTURER pursuant to this Supply Agreement (including without limitation, rights under Force Majeure events, rights upon default or its MANUFACTURER and/or MANNATECH and rights of equitable relief) as though MANNATECH has made such purchase directly and no obligation of its MANUFACTURER hereunder shall relieve MANNATECH of any liability or responsibility under this Supply Agreement.

13.	Disclaimer and Indemnity.

13.1	To the extent that CARALOE warrants conformity of the Manapol® Powder as set forth in paragraph 9 herein, MANNATECH shall assume all financial and other obligations for its products made with Manapol® powder, and CARALOE shall not incur any liability or responsibility to its MANUFACTURER, MANNATECH or to third parties arising out of or connected in any manner with Manufactured Products. IN NO EVENT SHALL CARALOE BE LIABLE FOR LOST PROFITS, SPECIAL DAMAGES, CONSEQUENTIAL DAMAGES OR CONTINGENT LIABILITIES ARISING OUT OF OR CONNECTED IN ANY MANNER WITH THIS AGREEMENT OR THE MANUFACTURED PRODUCTS. MANNATECH and its MANUFACTURER shall jointly and severally defend, indemnify and hold harmless CARALOE and its affiliates, and their respective officers, directors, employees and agents, from and against all claims, liabilities, demands, damages, expenses and losses (including reasonable attorneys’ fees and expenses) arising out of or connected with (i) any manufacture, use, sale or other disposition of Manufactured Products, or any other products of MANNATECH or its MANUFACTURER, by MANNATECH, its MANUFACTURER or any other party and (ii) any breach by MANNATECH and/or its MANUFACTURER of any of their respective obligations under this Supply Agreement.

13.2	Without limiting in any manner the provisions of section 13.1, CARALOE shall defend, indemnify and hold harmless MANNATECH and its MANUFACTURER and their affiliates, and respective officers, directors, employees and agents, from and against all claims, liabilities, demands, damages, expenses and losses (including reasonable attorneys’ fees and expenses) arising out of or connected with (i) and claim that Manapol® Powder supplied by CARALOE caused injury or damage to a person or property and (ii) any breach by CARALOE of any of its obligations under this Supply Agreement.

14.	Force Majeure. CARALOE shall not have any liability hereunder if it shall be prevented from performing any of its obligations hereunder by reason of any factor beyond its control, including without limitation, fire, explosion, accident, riot, flood, drought, storm, earthquake, lightening, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or the public enemy, other casualty, strike or lockout, or interference, prohibition or restriction imposed by any government or any officer or agent thereof (“Force Majeure”), and CARALOE’S obligations, so far as may be necessary, shall be suspended during the period of such Force Majeure and shall be cancelled in respect of such quantities of Manapol® powder as would have been sold hereunder but for such suspension. CARALOE shall give MANNATECH prompt notice of any such Force Majeure, the date of commencement thereof and its probable duration and shall give a further notice in like manner upon termination thereof. Each party hereto shall endeavor with due diligence to resume compliance with its obligations hereunder at the earliest date and shall do all that it reasonably can to overcome or mitigate the effects of any such Force Majeure upon its obligations under this Supply Agreement.

15.	Rights Upon Default

15.1	CARALOE’S Rights upon Default. If either MANNATECH or its MANUFACTURER (i.) fail to purchase the quantities of Manapol® powder specified for purchase by MANNATECH hereunder, (ii.) fails to make a payment hereunder when due, or (iii.) otherwise breaches any term of this Supply Agreement, and such failure or breach is not cured to CARALOE’S reasonable satisfaction within five (5) days (in the case of a failure to make a payment) or thirty (30) days (in any other case) after receipt of notice thereof by MANNATECH, or if MANNATECH fails to perform or observe any covenant or condition on its part to be performed or observed when required to be performed and observed, and such failure continues after the applicable grace period, if any, specified in this Supply Agreement, CARALOE may refuse to make further deliveries hereunder and may terminate this Supply Agreement upon notice to MANNATECH, and in addition, shall have such other rights and remedies, including the right to recover damages, as are available to CARALOE under applicable law or otherwise. If MANNATECH or its MANUFACTURER become bankrupt, insolvent, or if a petition in bankruptcy is filed by or against it, or if a receiver is appointed for it or its properties, CARALOE may refuse to make further deliveries hereunder and may terminate this Supply Agreement upon written notice to its MANUFACTURER and MANNATECH, without prejudice to any rights of CARALOE existing hereunder or under applicable law or otherwise. Any subsequent shipment of Manapol® powder by CARALOE after a failure by MANNATECH and/or its MANUFACTURER to make any payment hereunder, or after any other default by MANNATECH hereunder, shall not constitute a waiver of any rights of CARALOE arising out of such prior default; nor shall CARALOE’S failure to insist upon strict performance of any provision of this Supply Agreement be deemed a waiver by CARALOE of any rights of CARALOE arising out of such prior default; nor shall CARALOE’S failure to insist upon strict performance of any provision of this Supply Agreement be deemed a waiver by CARALOE of any of its rights or remedies hereunder or under applicable law or a waiver by CARALOE of any subsequent default by MANNATECH in the performance of or compliance with any of the terms of this Supply Agreement.

15.2	MANNATECH’S Rights Upon Default. If CARALOE fails in any material respect to perform its obligations hereunder, and such failure is not cured to MANNATECH’S reasonable satisfaction within thirty (30) days after notice thereof by MANNATECH, MANNATECH and its MANUFACTURER shall have the right to refuse to accept further deliveries hereunder and to terminate this Supply Agreement upon notice to CARALOE, and in addition, subject to the provisions of Section 12.3, shall have such other rights and remedies, including the right to recover damages, as are available under applicable law or otherwise. Any subsequent delivery of Manapol® powder to MANNATECH and/or its MANUFACTURER after any default by CARALOE under this Supply Agreement shall not constitute a waiver of any rights of MANNATECH and/or its MANUFACTURER arising out of such prior default; nor shall MANNATECH’S and/or its MANUFACTURER’s failure to insist upon strict performance of any provision of this Supply Agreement be deemed a waiver by MANNATECH and/or its MANUFACTURER of any of its rights or remedies hereunder or under applicable law or a waiver by MANNATECH and/or its MANUFACTURER of any subsequent default by CARALOE in the performance of or compliance with any of the terms of this Supply Agreement.

16.	Further Assurances. The Parties shall execute and deliver such additional documents and take such additional actions as any Party may reasonably deem to be necessary or appropriate to more fully consummate the transactions contemplated by and affect the purposes of this Supply Agreement. All such additional documents and actions shall be deemed to have been executed, delivered or taken on the date of this Supply Agreement, except as may otherwise be appropriate.

17.	Authority. The Parties represent that they have full capacity and authority to grant all rights and assume all obligations they have granted and assumed under this Supply Agreement.

18.	Succession. The Parties hereto may not assign or otherwise transfer this Supply Agreement or any of its rights or obligations hereunder (including, without limitation, by merger or consolidation) without the prior written consent of the other Parties; provided, however, that CARALOE may assign any of its rights or obligations hereunder to any affiliate of CARALOE. Subject to the immediately preceding sentence, this Supply Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

19.	Counterparts. This Supply Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Notices. All notices and other communications with respect to this Supply Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or three (3) days following deposit in the mails, first class mail, postage prepaid, to the address set forth below, or such other address hereafter specified in like manner by one Party to the others:

If to MANNATECH:	600 S. Royal Lane, #200
Coppell, Texas 75019
Attention: General Counsel

If to MANUFACTURER (NAI):	1185 Linda Vista Drive
San Marcos, California 92069
Attention: Randy Weaver

If to CARALOE:	2001 Walnut Hill Lane
Irving, Texas 75038
Attention: President

21.	Applicable Law; Venue. This Supply Agreement shall be governed by and construed in accordance with the laws of Texas, without regard to any conflict-of-law rules that would apply any other law. Venue of any action brought to enforce or interpret this Supply Agreement shall only be in Dallas County, Texas.

22.	Binding Effect. No Party may assign or otherwise transfer this Supply Agreement or any of its rights or obligations hereunder, including without limitation, by merger or consolidation, without the prior written consent of the Party against which enforcement is sought; provided, however, that CARALOE may assign any of its rights or obligations hereunder to any affiliate of CARALOE. Subject to the immediate preceding sentence, this Supply Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Supply Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Supply Agreement.

23.	Interpretation. If any provision of this Supply Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Supply Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Supply Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

24.	No Inconsistent Actions. Each party hereto agrees that it will not voluntarily undertake any action or course of action inconsistent with the provisions or intent of this Supply Agreement and, subject to Section 11 hereof, will promptly do all acts and take all measures as may be appropriate to comply with the terms, conditions and provisions of this Supply Agreement.

25.	Survival. The expiration or termination of the Term shall not impair the rights or obligations of the Parties which have accrued hereunder prior to such expiration or termination. The provisions of Paragraphs 2.2, 9, 11, 13, 15 and 16 hereof, and the rights and obligations of the Parties thereunder, shall survive the expiration or termination of the Term.

26.	Entire Agreement. Except as otherwise contemplated hereby, this Supply Agreement and the License Agreement, as amended, constitute the entire agreement of the Parties, and supersedes all prior agreements and understandings (oral and written), between or among the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Supply Agreement as of the date first above written.

MANNATECH, INC., a Texas corporation

By:	/s/ Terry L. Persinger
Name:	Terry L. Persinger
Title:	President and Chief Operating Officer

NATURAL ALTERNATIVES INTERNATIONAL, INC. A Delaware corporation

By:	/s/ Randy L. Weaver
Name:	Randy L. Weaver
Title:	President

CARALOE, INC., a Texas corporation

By:	/s/ Carlton E. Turner
Name:	Carlton E. Turner
Title:	CEO

EXHIBIT A

MANAPOL® POWDER PRODUCT SPECIFICATION

SOURCE:

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PROCESSING:

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PRODUCT SPECIFICATIONS:

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